Exhibit 5.1

(269) 337-7700 Fax: (269) 337-7701

November 6, 2017

CHF Solutions, Inc. 12988 Valley View Road Eden Prairie, Minnesota 55344

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to CHF Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (such registration statement as amended or supplemented from time to time, the “Registration Statement”), relating to the offer and sale by the Company of up to $17,250,000 in the aggregate of (i) units consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant to purchase 0.50 of a share of Common Stock (the “Class A Units”) and (ii) units consisting of one share of Series F Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and warrants to purchase a number of shares of Common Stock equal to $500 divided by the conversion price of the Preferred Stock (the “Class B Units” and, together with the Class A Units, the “Units”).  The Units are to be sold to the underwriter for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement referred to in the Registration Statement (the “Underwriting Agreement”). Pursuant to the Certificate of Designation (the “Certificate of Designation”) establishing the powers, designations, preferences and rights of the Preferred Stock to be filed in connection with the offering contemplated by the Registration Statement and the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the shares of the Preferred Stock will be convertible into shares of Common Stock.  We have assumed that the sale of the Units to the underwriter by the Company will be authorized, and at a price established, by the Board of Directors of the Company or a duly-formed Pricing Committee thereof in accordance with the Delaware General Corporation Law.

For the purpose of rendering the opinions herein, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, the authenticity of the originals of such copies, the accuracy and completeness of all records made available to us by the Company and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently sought to verify such matters.

350 East Michigan Avenue ∙ Suite 300 ∙ Kalamazoo, Michigan 49007-3800
Detroit ∙ Ann Arbor ∙ Bloomfield Hills ∙ Chicago ∙ Grand Rapids ∙ Kalamazoo ∙ Lansing

CHF Solutions, Inc.
November 6, 2017

Our opinions are limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States, New York law applicable to contracts and the Delaware General Corporation Law.

Based on our examination of such documents and other matters as we deem relevant, we are of the opinion that:

1.
The shares of Common Stock (a) offered by the Registration Statement, to be issued and sold by the Company as described in the Registration Statement and in the manner set forth in the Underwriting Agreement, against payment therefor,  (b) issuable upon the valid exercise of the warrants in accordance with their terms, including without limitation, payment of the consideration therefor as described therein, and (c) issuable upon the valid conversion of the shares of Preferred Stock in accordance with the Certificate of Designation, in each case, when issued and delivered will be validly issued, fully paid and non-assessable.

2.
The shares of Preferred Stock, upon issuance and delivery against payment of the consideration therefor specified in the Underwriting Agreement and in accordance with the Certificate of Designation, will be validly issued, fully paid and non-assessable.

3.
When the warrants have been duly executed and delivered by the Company against payment of the consideration therefor specified in the Underwriting Agreement, such warrants will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	The Units, when issued against payment therefor as set forth in the Registration Statement and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Our opinions set forth in paragraph 3 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

350 East Michigan Avenue ∙ Suite 300 ∙ Kalamazoo, Michigan 49007-3800
Detroit ∙ Ann Arbor ∙ Bloomfield Hills ∙ Chicago ∙ Grand Rapids ∙ Kalamazoo ∙ Lansing

CHF Solutions, Inc.
November 6, 2017

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

PDT/MZE/JQW/REW

350 East Michigan Avenue ∙ Suite 300 ∙ Kalamazoo, Michigan 49007-3800
Detroit ∙ Ann Arbor ∙ Bloomfield Hills ∙ Chicago ∙ Grand Rapids ∙ Kalamazoo ∙ Lansing